Exhibit 10.4

PARATEK PHARMACEUTICALS, INC.

ANNUAL INCENTIVE PLAN

This Annual Incentive Plan (the “Plan”) has been established to advance the interests of Paratek Pharmaceuticals, Inc. (the “Company”) by providing for the grant of Awards to eligible employees of the Company and its subsidiaries, including Awards intended to qualify for the performance-based compensation exemption (“Exempt Awards”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (including the regulations thereunder, “Section 162(m)”), to the extent applicable.

I. ADMINISTRATION

The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”); provided, that all determinations and other actions of the Administrator required by the performance-based compensation provisions of Section 162(m) to be made or taken by a “compensation committee” (as defined in Section 162(m)) will be made or taken hereunder directly by the Committee, and all references to the Administrator herein are to be construed accordingly.  For purposes of the Plan, “Committee” means the Compensation Committee of the Board of Directors of the Company, except that, for purposes of any Exempt Award, if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), “Committee” means a subcommittee of the Compensation Committee consisting solely of those Compensation Committee members who are “outside directors” as so defined.

The Administrator has the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary to administer the Plan.  Any interpretation or decision by the Administrator with respect to the Plan or any Award will be final and conclusive as to all parties.

II. ELIGIBILITY; PARTICIPANTS

Executive officers and other employees of the Company and its subsidiaries shall be eligible to participate in the Plan.  The Committee will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”).  Participation with respect to one Award under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means a cash award opportunity that is granted to a Participant with respect to a specified performance period (consisting of the Company’s fiscal year or such other period as the Administrator may determine, each a “Performance Period”).  A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award.  By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to agree) to the terms of the Award and the Plan.  For each Award, the Administrator shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.

For Exempt Awards, (i) such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m).

IV. PERFORMANCE CRITERIA

As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award.  For Exempt Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured absolutely, by reference to an index or indices, or relative to a peer group, and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (a) earnings (including earnings per share and net earnings); (b) earnings before interest, taxes and depreciation; (c) earnings before interest, taxes, depreciation and amortization; (d) total stockholder return; (e) return on equity or average stockholder’s equity; (f) return on assets, investment, or capital employed; (g) stock price; (h) margin (including gross margin); (i) income (before or after taxes); (j) operating income; (k) operating income after taxes; (l) pre-tax profit; (m) operating cash flow; (n) sales or revenue targets; (o) increases in revenue or product revenue; (p) expenditures and/or cost reduction goals; (q) improvement in or attainment of working capital levels; (r) economic value added (or an equivalent metric); (s) market share; (t) cash flow; (u) cash flow per share; (v) share price performance; (w) debt reduction; (x) implementation or completion of projects or processes; (y) customer satisfaction; (z) stockholders’ equity; (aa) capital expenditures; (bb) debt levels; (cc) operating profit or net operating profit; (dd) workforce diversity; (ee) growth of net income or operating income; (ff) billings; (gg) pre-clinical development related compound goals; (hh) financing; (ii) regulatory achievements, including approval of a compound; (jj) stockholder liquidity; (kk) corporate governance and compliance; (ll) product commercialization; (mm) intellectual property; (nn) personnel matters; (oo) progress of internal research or clinical programs; (pp) progress of partnered programs; (qq) initiation, implementation or completion of projects and processes; (rr) partner or customer satisfaction; (ss) budget management; (tt) clinical achievements; (uu) completing phases of a clinical study (including the treatment phase); (vv) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (ww) timely completion of clinical trials; (xx) submission of INDs and NDAs and other regulatory achievements; (yy) partner or collaborator achievements; (zz) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (aaa) research progress, including the development of programs; (bbb) investor relations, analysts and communication; (ccc) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (ddd) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (eee) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (fff) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); and (ggg) co-development, co-marketing, profit sharing, joint venture or other similar arrangements..  A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss, may be applied to the Participant, a business unit or division, or the Company as a whole, and may relate to individual performance.  To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide, in the case of any Exempt Award, that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria.

V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Exempt Awards, will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results.  The Committee shall then determine the actual payment, if any, under each Award.  No amount may be paid under any Exempt Award unless such certification requirement has been satisfied as set forth above, except as provided by the Committee consistent with the requirements of Section 162(m).  The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or, in the case of Awards other than Exempt Awards, otherwise adjust the amount payable under such Award.  The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.  The actual payment under an Exempt Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under the Award.  The actual payment under an Award other than an Exempt Award may be more or less than the amount indicated by the level of achievement under the Award.  In each case the Administrator’s discretionary determination, which may affect different Awards differently, will be binding on all parties.  Notwithstanding the foregoing, the Administrator may at any time and to such extent as it determines waive its discretionary adjustment authority under this Section V.

VI. PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, no later than two and a half months following the close of the fiscal year following the fiscal year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”).  The Administrator may, but need not, provide that an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment.  Any deferrals with respect to an Exempt Award will be subject to adjustment for notional interest or other notional earnings on a basis, determined by the Administrator, that is consistent with qualification of the Award as exempt performance-based compensation under Section 162(m).  Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

VII. PAYMENT LIMITS

The maximum amount payable to any person in any fiscal year of the Company under Exempt Awards will be $2,000,000, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, shall be applied without regard to such deferral.

VIII. TAX WITHHOLDING

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX. AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Exempt Awards, no amendment for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m).  The Committee may at any time terminate the Plan.

X. MISCELLANEOUS

Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (a) to the extent provided by the Administrator in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its Affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (b) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X(a) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law.  The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with the first paragraph of Section X.

No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its Affiliates for that Performance Period or for any other period.  The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

In the case of any Exempt Award, the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan.  Awards will not be required to be comply with the provisions of the Plan applicable to Exempt Awards (including, without limitation, the composition of the Committee as set forth in Section I above or the Performance Criteria applicable thereto) if and to the extent they are eligible (as determined by the Committee) for exemption from such limitations by reason of the transition relief set forth in Treas. Regs. § 1.162-27(f).

The Plan shall be effective as of January 1, 2017 (the “Effective Date”) and shall supersede and replace the Company’s annual cash bonus program with respect to Awards granted to eligible executive officers and employees after the Effective Date.

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